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                                                                     EXHIBIT (m)

                                 NORTHERN FUNDS

              AMENDED AND RESTATED DISTRIBUTION AND SERVICE PLAN

            This Distribution and Service Plan (the "Plan") has been adopted by the Board of Trustees of Northern Funds in accordance with Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

            Section 1. Upon the recommendation of Northern Funds Distributors, LLC, the distributor of Northern Funds, any officer of Northern Funds is authorized to execute and deliver, in the name and on behalf of Northern Funds, written agreements based on the form attached hereto as Appendix A or any other form duly approved by the Board of Trustees ("Agreements") with securities dealers, financial institutions and other industry professionals that are shareholders or dealers of record or which have a servicing relationship with the beneficial owners of Shares of Northern Funds ("Shareholder Organizations"). Pursuant to such Agreements, Shareholder Organizations shall provide distribution and support services as set forth therein to their clients who acquire and beneficially own Shares of any Fund offered by Northern Funds in consideration of a fee, computed monthly in the manner set forth in the Agreements, at an annual rate of up to .25% of the average daily net asset value of the Shares beneficially owned by such clients. The Northern Trust Company and its affiliates are eligible to become Shareholder Organizations and to receive fees under this Plan.

            Section 2. Sunstone Financial Group, Inc. ("Sunstone") shall monitor the arrangements pertaining to Northern Funds' Agreements with Shareholder Organizations in accordance with the terms of Sunstone's administration agreement with Northern Funds. Northern Funds Distributors, LLC and Sunstone shall not, however, be obliged by this Plan to recommend, and Northern Funds shall not be obliged to execute, any Agreement with any qualifying Shareholder Organization.

            Section 3. So long as this Plan is in effect, Sunstone shall provide to Northern Funds' Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

            Section 4. This Plan shall become effective immediately with respect to each particular Fund upon the approval of the Plan (and the form of Agreement attached hereto) by (a) a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons," as defined in the Act, of Northern Funds and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the


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approval of this Plan (and form of Agreement), and (b) a majority (as defined in the Act) of the outstanding Shares of such Fund.

            Section 5. Unless sooner terminated, this Plan shall continue until March 31, 1999 and thereafter shall continue automatically for successive annual periods provided such continuance is approved at least annually in the manner set forth in Section 4(a).

            Section 6. This Plan may be amended at any time with respect to any Fund by the Board of Trustees, provided that (a) any amendment to increase materially the costs (whether for distribution or any other purpose) which such Fund may bear pursuant to this Plan shall be effective only upon the favorable vote of a majority (as defined in the Act) of the outstanding Shares of such Fund, and (b) any material amendment of the terms of this Plan shall become effective only upon the approvals set forth in Section 4(a).

            Section 7. This Plan is terminable at any time with respect to any Fund by (a) vote of a majority of the Disinterested Trustees, or (b) vote of a majority (as defined in the Act) of the Shares of such Fund.

            Section 8. While this Plan is in effect, the selection and nomination of those Trustees who are not "interested persons" (as defined in the Act) of Northern Funds shall be committed to the discretion of such non-interested Trustees.

            Section 9. All expenses incurred by Northern Funds with respect to the Shares of a particular Fund in connection with Agreements and the implementation of this Plan shall be borne entirely by such Fund.

            Section 10. This Plan was originally adopted by Northern Funds as of April 1, 1994 and revised as of May 20, 1999.

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                                                                      Appendix A

                      DISTRIBUTION AND SERVICING AGREEMENT

Gentlemen:

            We wish to enter into this Distribution and Servicing Agreement ("Agreement") with you concerning the provision of distribution services (and, to the extent provided below, support services) to your clients ("Clients") who may from time to time acquire and beneficially own shares of any Fund ("Shares") offered by Northern Funds.

            The terms and conditions of this Agreement are as follows:

                                      A-1
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            Section 1. You will provide reasonable assistance in connection with the distribution of Shares to Clients as requested from time to time by our distributor, which assistance may include forwarding sales literature and advertising provided by our distributor for Clients. In addition, you agree to provide the following support services to Clients who may from time to time acquire and beneficially own Shares:(1) (i) processing dividend and distribution payments from us on behalf of Clients; (ii) providing information periodically to Clients showing their positions in Shares; (iii) arranging for bank wires;
(iv) responding to Client inquiries relating to the services performed by you;
(v) providing subaccounting with respect to Shares beneficially owned by Clients or the information to us necessary for subaccounting; (vi) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients; (vii) assisting in processing purchase, exchange and redemption requests from Clients and in placing such orders with our service contractors; (viii) assisting Clients in changing dividend options, account designations and addresses; and (ix) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

            Section 2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned assistance and services to Clients.

----------
(1). Services may be modified or omitted in the particular case and items renumbered.

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            Section 3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Shares except those contained in our then current prospectuses and statements of additional information for Shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

            Section 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares (or orders relating to the same) by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

            Section 5. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of _______% of the average daily net asset value of the Shares beneficially owned by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Clients' Shares"), which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the Clients' Shares will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Shares, including the sale of Shares to you for the account of any Client or Clients. All fees payable by Northern Funds under this Agreement with respect to the Shares of a particular Fund shall be borne by, and be payable entirely out of the assets allocable to, said Shares; and no other class of Shares of any other Fund offered by Northern Funds shall be responsible for such fees.

            Section 6. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Trustees, and our Trustees will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

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            Section 7. We may enter into other similar Agreements with any other person or persons without your consent.

            Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you hereunder, together with any other compensation you receive from Clients for services contemplated by this Agreement, will not be excessive or unreasonable under the laws and instruments governing your relationships with Clients; and
(ii) you will provide to Clients a schedule of any fees that you may charge to them relating to the investment of their assets in Shares. In addition, you understand that this Agreement has been entered into pursuant to Rule 12b-l under the Investment Company Act of 1940 (the "Act"), and is subject to the provisions of said Rule, as well as any other applicable rules or regulations promulgated by the Securities and Exchange Commission.

            Section 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until March 31, 1999, and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by us in the manner described in Section 12. This Agreement is terminable with respect to the Shares of any Fund, without penalty, at any time by us (which termination may be by a vote of a majority of the Disinterested Trustees as defined in Section 12 or by vote of the holders of a majority of the outstanding Shares of such Fund) or by you upon notice to the other party hereto. This Agreement will also terminate automatically in the event of its assignment (as defined in the Act).

            Section 10. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address stated herein.

            Section 11. This Agreement will be construed in accordance with the laws of the State of Illinois.

            Section 12. This Agreement has been approved by vote of a majority of (i) our Board of Trustees and (ii) those Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Distribution and Service Plan adopted by us or in any agreement related thereto cast in person at a meeting called for the purpose of voting on such approval ("Disinterested Trustees"). This Agreement is executed by or on behalf of the Trust and the obligations hereunder are not binding upon any of the Trustees, Officers or Shareholders of the Trust individually but are binding only upon the Trust and its assets and property. All obligations of the Trust under this Agreement shall apply only on a Fund by Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. The Trust's Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts.

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            If you agree to be legally bound by the provisions of this
Agreement, please sign a copy of this letter where indicated below and promptly return it to us, c/o Northern Funds Distributors, LLC, 207 E. Buffalo Street, Suite 400, Milwaukee, Wisconsin 53202.

                                    Very truly yours,

                                    NORTHERN FUNDS

Date:                         By: /s/
                                  -------------------------------
                                       (Authorized Officer)

                                    Accepted and Agreed to:

Date:                         By: /s/
                                  -------------------------------
                                       (Authorized Officer)





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